Comstock Mining Announces Third Quarter 2011 Results
Accelerates Activities Towards Production

VIRGINIA CITY, NV (November 15, 2011) -- Comstock Mining Inc. (the "Company") (NYSE Amex: LODE) today announced selected unaudited financial results for the third quarter ended September 30, 2011.

2011 Third Quarter Highlights:

•
Completed an updated National Instrument 43-101 (NI 43-101) technical report (the “2011 Report”) confirming a mineral resource estimate of Measured and Indicated Resources containing 1,780,000 gold equivalent ounces1, and an estimate of an Inferred Resource containing an additional 990,000 gold equivalent ounces;

•	94% increase over the previously published estimate for a total of 2,770,000 Measured, Indicated, and Inferred gold equivalent ounces;

•
Net loss for Q3 2011 was $1.97 million, resulting primarily from operating expenses of $3.8 million, mainly related to development drilling and general and administrative expenses, partially offset by a $1.7 million non-cash gain resulting from the change in the fair value of the contingent dividend payment derivative;

•
Operating expenses for Q3 2011 were $3.8 million, versus $1.7 million in Q3 2010.  The increase resulted primarily from an increase of $1.7 million due to accelerated development drilling and related activities and an increase of $0.2 million for general, administrative, consultants and professional fees;

•	There was nominal interest expense for Q3 2011, versus $1.1 million in Q3 2010. The decrease resulted from the extinguishment of all of our senior debt obligations in October 2010;

•
Net cash used by operating activities in Q3 2011 was $3.5 million, versus $0.8 million in Q3 2010. The increased use of cash resulted primarily from a $2.1 million increase in operating expenses associated with increased development drilling activities and general and administrative expenses;

•
Cash used for the purchase of mineral rights and properties, plant and equipment in Q3 2011 was $2.0 million, primarily for mine infrastructure, including purchases of our new crushing equipment, expanded Merrill-Crowe facility and mobile equipment.

1
Gold equivalent ounces were calculated using September 30, 2011 London PM prices of $1,620.00 per ounce of gold and $30.45 per ounce of silver, as published by kitco.com.  This resulted in a ratio of 53.20 ounces of silver per equivalent ounce of gold, without taking into consideration the relative recoveries of gold and silver.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

2011 YTD Highlights

•
Net loss for the nine months ended September 30, 2011 was $9.2 million, resulting primarily from operating expenses of $12.4 million, including $7.5 million for development drilling and related activities, $3.3 million for general and administrative expenses and $1.2 million for consultants and professional fees.  These expenses are partially offset by a $2.9 million non-cash gain from the change in fair value of the contingent dividend payment derivative;

•
Total operating expenses for the nine months ended September 30, 2011 were $12.4 million, versus $4.9 million for the same period in 2010.  The increase of $7.5 million resulted primarily from an increase of $5.2 million for development drilling and related activities and an increase of $1.8 million for general and administrative expenses, $0.2 million for consultant and professional fees and $0.3 million for hotel operating costs;

•
There was nominal interest expense for the nine months ended September 30, 2011, versus $3.0 million for the same period in 2010.  The decrease resulted from the extinguishment of all of our senior debt obligations in October 2010;

•
Net cash used in operations for the nine months ended September 30, 2011, was $9.4 million, versus $4.5 million for the same period in 2010. The increased cash use of $4.9 million resulted from increased operating expenses, primarily related to the $5.2 million increase associated with development drilling and related activities;

•
Net cash used in investing activities for the nine months ended September 30, 2011 was $2.2 million, resulting primarily from $3.2 million used in the purchase of mineral rights and properties, plant, and equipment, $0.5 million used in the acquisition of Gold Hill Hotel and $1.5 million provided by net proceeds from maturities of securities, mainly certificates of deposit;

•	Total debt obligations at September 30, 2011 was $1.1 million as compared to $1.5 million at December 31, 2010; all relating to mortgage obligations; and

•	Cash, cash equivalents and available-for-sale-securities at September 30, 2011 were $15.9 million compared to $29.8 million at December 31, 2010.

“This quarter we published the largest resource increase in our history, including the discovery of high grades of gold and prevalent deposits of silver. We are now focused on preparing our starter mine for production in the Spring of 2012,” said Corrado De Gasperis, Chief Executive Officer of Comstock Mining Inc.  “Pre-production activities have begun with construction of a double-lined, process solution pond, delivery of our new crushing equipment and the offsite construction and assembly of the expanded Merrill-Crowe processing facility.”

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

Production

During the third quarter, the Company announced that it had hired a number of experienced mining professionals.  These key additions to our staff brought demonstrated skills and experience, including operations management, mine engineering, permitting and environmental, and have already proven invaluable as we prepare our mining production plans and schedules. On September 1, 2011, the Company announced that Mr. Steven Tucker joined the Company as Senior Mine Planner, and Ms. Cynthia Byrns joined the Company as Director of Environmental and Regulatory Management.  Each of these professionals brings over 25 years of experience.  Steve has developed and is currently optimizing the engineering of our starter mine plan. Cynthia was primarily responsible for obtaining approval for commencing construction of our new process solution pond and accelerating its construction.

On October 14, 2011, the Company was granted authorization, through a Notice and Findings Order # 2011-22, to fully construct and line a process solution pond.  This pond is a prerequisite for production but also enables compliance with our recently modified Water Pollution Control Permit #NEV 2000109.  The pond has been authorized for storm water use only until the receipt of the air permit, when it can be used for process solutions. On October 24, we commenced, with third parties contractors, constructing the process solution pond.  This was our most time sensitive activity because colder weather may have prevented completion before the winter.  We now expect completion before year-end.

On December 5, 2011, the Company will take delivery of the remaining mobile equipment purchased.  Our equipment inventory will then include five Caterpillar 773 Haul Trucks, three Caterpillar 988G Bucket Loaders, one Caterpillar 14H Road Grader, one Caterpillar 834 Wheel Dozer, one Caterpillar D8R Track Dozer, one Caterpillar D6 LPG Track Dozer, one Grove 40 ton All Terrain Crane, one Caterpillar Skid Steer Loader and one Kenworth 4100 gallon Water Truck.  This delivery represents sufficient rolling stock for commencing starter-mine production activities.

Construction of the Company’s two-stage crushing facility, including a primary jaw crusher and a secondary cone crusher, is nearing completion with final delivery scheduled prior to year end. The Company, with its supplier offsite, has also been upgrading and expanding its Merrill-Crowe processing plant and refinery.  The supplier has nearly completed refurbishing and upgrading each component and will soon assemble the plant and test its operation at their facility, under our observation.  The upgraded facilities will be reassembled, installed and operated at our American Flat facility once all required permits have been received.

The Company has applied for an Air Quality Permit, primarily associated with our new and upgraded facilities.  This permit, to be issued by the Nevada Division of Environmental Protection (“NDEP”), is required before mining and processing can commence and will require a public notice period similar to our recently issued Mercury Operating to Construct Permit, making issuance expected in late December. Once issued, the Company has approximately six months of preparatory activities including land clearing, excavation and leveling associated with the installation of the crushing facility, installation of the expanded Merrill-Crowe facility and expansion of the lined heap leach pads.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

The Company’s near term production plans include expanding the existing heap leach to a capacity of approximately 4 million tons.  The Company has bonded for a long-term liability of approximately $1.4 million as of September 30, 2011, for the eventual reclamation of our mine properties, based on our 2008 reclamation plan approved by the Nevada State Environmental Commission and Division of Environmental Protection.  We are currently updating this three-year plan and anticipate the approval of our 2011 reclamation plan in the first quarter of 2012. We anticipate increasing the reclamation bond requirement for the updated plan, including these expansions, by approximately $2 million-$4 million.

The Company has utilized McClelland laboratories to provide metallurgical testing that simulates our heap leaching process. McClelland designed and performed column heap leach tests on composites of high and low-grade materials intended to simulate and provide data for the final design of our crushing facility and Merrill-Crowe processing facility.  Gold recoveries averaged 72.1% and silver recoveries averaged 47.9%, both above our previous expectations.

Exploration and Mine Development

As of September 30, 2011, the Company published the cumulative results of exploration, metallurgical and mine development activities through its third National Instrument 43-101 technical report (the “2011 Report”) delivered to the Company by Behre Dolbear & Company (USA) Ltd., during the third quarter of 2011. The full report and highlights of drilling results are available on the Company website at http://www.comstockmining.com/properties/technical-reports

On October 4, 2011, the Company received unanimous approval from the Storey County Board of Commissioners passing Special Use Permit 2011-016 ("SUP") that grants the Company authorization to further develop its exploration drilling in the southern portion of the county. Under a previous mining permit in the county, the Company is already permitted for its Lucerne starter-mine operation. This approval affirms the unanimous recommendation from the Storey County Planning Commission on August 18, 2011.  The SUP also defines operational protocols designed to accommodate the unique nature of the Comstock Historic District. The Company invested significant effort in cooperation with the Storey County Planning Department, the Planning Commission and the greater community to define a number of critical stipulations that prioritize public safety, value community resources and provide additional environmental protections to this uniquely historic mining district.

On October 15, 2011, our permit for expanded drilling in Lyon County (for both the Dayton and Spring Valley areas) was offered to public comment with a public hearing scheduled for November 16, 2011.  This permit significantly expands our authorization for exploration drilling in Lyon County, and we anticipate final approval of this permit in late 2011.

These two exploration permits provide the approvals required for expanded exploration drilling in Storey and Lyon County for our drilling programs in 2012 and 2013. This provides for the remaining exploration of our Lucerne, Dayton and Spring Valley Resource and target areas, consistent with our stated strategic objectives for expanding our validated resource.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

Corporate

The Company continues to increase its footprint in the Comstock District through strategic property acquisitions.  The historic Comstock District is central to our growth strategy.

On August 26, 2011 the Company acquired a property for $90,000, consisting of a $45,941 cash payment and a $44,059 long-term debt obligation.  On August 31, 2011, the Company acquired a second property for $150,000, paid in cash.

Effective October 7, 2011, the Company closed escrow on the Oest properties which includes 90.30 acres on three parcels of 8 patented claims and 7 unpatented lode mining claims in Lyon County, Nevada (and a small portion in Storey County), This property is strategic in that it is contiguous to both the west side of the Dayton Resource and southwest of the Lucerne Resource. The seller is financing the purchase requiring non-interest bearing, quarterly payments of $22,500 beginning January 2012 for ten quarters and retained a 2.5% NSR royalty.

On October 7, 2011, the Company exercised its purchase option on the Dondero property (previously announced in 2009) in Lyon County, Nevada just south of and contiguous to the Company’s Dayton Resource area. The property consists of 84.05 acres of mining patents and surface lots. The Company paid $710,000, consisting of $280,000 in cash and $430,000 in the Company’s common stock (192,600 shares).

Effective October 17, 2011, the Company elected to exercise its option to purchase the four patented lode mining claims totaling 95 acres representing the Dayton Resource area. These mineral claims are contiguous to our Spring Valley and Oest mineral properties. The purchase price is $3,000,000 plus a 3% NSR, with a mechanism for receiving a full credit on the $3,000,000 through an NSR credit. The seller will finance $2,500,000 of the purchase with a non-interest bearing seller’s note. The note will be payable with equal quarterly installments of $50,000.

During the nine month period ended September 30, 2011, 1,710 shares of Series A-2 convertible preferred stock and 4,525 shares of Series B convertible preferred stock were converted into 2,625,514 and 2,742,568 shares of common stock, respectively.  Subsequent to September 30, 2011, and through November 11, 2011, preferred shareholders converted 17 shares of convertible preferred stock into 10,303 common shares. Common shares and convertible preferred shares outstanding at November 11, 2011, totaled 28,202,752 and 60,516, respectively.

Outlook

Comstock’s near term outlook is singularly focused on production startup.  We anticipate completing our new 3 million gallon process pond in December 2011, receiving our Air Quality permit in late December 2011, and commencing installation and construction of our crushing facility and Merrill-Crowe in the first quarter of 2012 and commencing production late in the second quarter of 2012.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

Conference Call

The Company will host a conference call today at 10:00 a.m. Pacific Time/1:00 p.m. Eastern Time.  The live call will include a moderated Q&A, after the prepared remarks.  The dial-in telephone numbers for the live audio are as follows:

North American Toll Free: 1-866-544-4625

Canada Local / International: 416-849-2726

The audio will be available following the call, and for 30 days thereafter, at http://www.comstockmining.com/investors/investor-library

About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District.  The Company began acquiring properties in the Comstock District in 2003.  Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and brought the exploration project into test mining production.  The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for exploration and mining.  The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commencing commercial mining and processing operations in 2011, with annual production rates of 20,000 gold equivalent ounces.

Forward-Looking Statements
This press release and any related calls or discussions may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements.  Forward-looking statements include statements about matters such as: future prices and sales of and demand for our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature, timing and accounting for restructuring charges, gains or losses on debt extinguishment,  derivative liabilities and the impact thereof; productivity, business process, rationalization, restructuring, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words "believe," "expect," "anticipate," "estimate," "project," "plan," "should," "intend," "may," "will," "would," "potential" and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our SEC filings and the following: the current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to or pursued by us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities.  All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  We undertake no obligation to publicly update or revise any forward-looking statement.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.: P.O. Box 1118 Virginia City, NV 89440 info@comstockmining.com http://www.comstockmining.com

Doug McQuide	Joanna Longo
Director of Marketing and Public Relations	Investor Relations
Tel (775) 847-7376	Tel (416) 238-1414 x233
mcquide@comstockmining.com	jlongo@terrepartners.com

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740